NEWS RELEASE 14-006	Contacts:	Todd Hornbeck, CEO Jim Harp, CFO Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner Dennard-Lascar / 713-529-6600
HORNBECK OFFSHORE ANNOUNCES
SECOND QUARTER 2014 RESULTS
July 30, 2014 - Covington, Louisiana - Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today results for the second quarter ended June 30, 2014. Following are highlights for this period and the Company’s future outlook:

•	2Q2014 Upstream revenue and EBITDA set new quarterly highs on the strength of fleet growth and record MPSV dayrates

•	2Q2014 Upstream revenue of $171.1 million increased $34.5 million, or 25%, over 1Q2014

•	2Q2014 Upstream diluted EPS of $0.85 increased $0.54, or 174%, over 1Q2014

•	2Q2014 Upstream EBITDA of $84.3 million increased $30.0 million, or 55%, over 1Q2014

•	2Q2014 utilization of the 56-vessel new gen OSV fleet was 86% compared to 88% a year-ago and 75% sequentially

•	2Q2014 high-spec OSV effective utilization was 90% compared to 98% a year-ago and 76% sequentially

•	2Q2014 MPSV effective utilization was 100% compared to 99% a year-ago and 85% sequentially

•	First nine HOSMAX OSVs have been placed in-service with three more newbuild deliveries expected by the end of 3Q2014

•	OSV Newbuild Program #5 remains 98% on-time and on-budget

•	HOS Achiever now contracted to provide flotel services to a major oil company in the GoM through 3Q2015

•	Contract backlog for new gen OSV vessel-days is currently at 61% and 25% for 2H2014 and fiscal 2015, respectively

•	Contract backlog for MPSV vessel-days is currently at 69% and 20% for 2H2014 and fiscal 2015, respectively

•	Company remains optimistic about a gradual GoM market improvement over the remainder of 2014 and into 2015
The Company recorded consolidated net income for the second quarter of 2014 of $31.2 million, or $0.85 per diluted share, compared to net income of $23.8 million, or $0.65 per diluted share, for the year-ago quarter; and net income of $11.8 million, or $0.32 per diluted share, for the first quarter of 2014. Excluding the impact of a second quarter 2013 loss on early extinguishment of debt, consolidated net income for the year-ago period would have been $24.7 million, or $0.67 per diluted share. Diluted common shares for the second quarter of 2014 were 36.8 million compared to 36.5 million for the second quarter of 2013 and 36.7 million for the first quarter of 2014. EBITDA from consolidated operations for the second quarter of 2014 was $84.4 million compared to $74.8 million in the second quarter of 2013 and $55.0 million in the first quarter of 2014. Excluding the impact of a second quarter 2013 loss on early extinguishment of debt, EBITDA from consolidated operations for the year-ago period would have been $76.3 million. For additional information regarding EBITDA as a non-GAAP financial measure, please

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see Note 7 to the accompanying data tables. The historical results for the Downstream segment, which was sold in August 2013, have been presented as discontinued operations for all periods in this press release and the accompanying data tables.
Continuing Operations
The Company’s income from continuing operations for the second quarter of 2014 was $31.2 million, or $0.85 per diluted share, compared to $20.3 million, or $0.55 per diluted share, for the year-ago quarter; and $11.4 million, or $0.31 per diluted share, for the first quarter of 2014. Second quarter 2014 EBITDA from continuing operations increased 27.7% to $84.3 million compared to $66.0 million for the second quarter of 2013 and increased 55.2% compared to $54.3 million for the first quarter of 2014. Excluding the impact of a second quarter 2013 loss on early extinguishment of debt, income and EBITDA from continuing operations for the year-ago period would have been $21.2 million and $67.5 million, respectively.
Revenues. Revenues were $171.1 million for the second quarter of 2014, an increase of $33.3 million, or 24.2%, from $137.8 million for the second quarter of 2013; and an increase of $34.5 million, or 25.3%, from $136.6 million for the first quarter of 2014. The year-over-year increase in Upstream revenues was primarily due to the full or partial-period contribution of 13 vessels that were placed in-service under the Company’s fifth OSV newbuild program or redelivered under the 200 class OSV retrofit program since June 2013, as well as improved spot market conditions for the Company’s MPSV fleet. The newly constructed and recently retrofitted vessels accounted for a $29.2 million year-over-year increase in revenues. The remainder of the revenue increase resulted from record average dayrates posted by the Company’s four MPSVs at 100% utilization, partially offset by a decrease in effective dayrates from the Company’s OSVs that were in-service during each of the quarters ended June 30, 2014 and 2013, due to transitory soft market conditions in the spot market since the third quarter of 2013. Operating income was $56.8 million, or 33.2% of revenues, for the second quarter of 2014 compared to $46.4 million, or 33.7% of revenues, for the prior-year quarter; and $25.0 million, or 18.3% of revenues, for the first quarter of 2014. Average new generation OSV dayrates for the second quarter of 2014 were $27,565 compared to $26,079 for the same period in 2013 and $26,237 for the first quarter of 2014. New generation OSV utilization was 85.7% for the second quarter of 2014 compared to 88.3% for the year-ago quarter and 75.3% for the sequential quarter. The year-over-year decrease in utilization is primarily due to 74 incremental vessel-days out-of-service for regulatory recertification during the second quarter of 2014 compared to the prior-year period, along with transitory softness for high-spec OSVs operating in the GoM spot market. The Company’s high-spec OSVs achieved an average utilization of 86.5% for the second quarter of 2014. After adjusting for 157 days of second quarter 2014 downtime for regulatory drydockings, the Company’s commercially available high-spec OSV fleet achieved an effective utilization of 89.7%.
Operating Expenses. Operating expenses were $71.4 million for the second quarter of 2014, an increase of $12.7 million, or 21.6%, from $58.7 million for the second quarter of 2013; and an increase of $2.8 million, or 4.1%, from $68.6 million for the first quarter of 2014. The year-over-year increase in operating expenses is primarily due to an increase in the number of active vessels in the Company’s fleet during 2014 compared to 2013. The operating cost increase was comprised of a $12.9 million increase from newly constructed vessels and upgraded vessels placed in-service under the Company’s 200 class OSV retrofit program since June 2013 and a $1.2 million increase from the Company’s four MPSVs, offset in part by a $1.5 million decrease from the rest of the fleet.
General and Administrative (“G&A”). G&A expenses of $15.5 million for the second quarter of 2014 were 9.1% of revenues compared to $13.3 million, or 9.7% of revenues, for the second quarter of 2013. The increase in G&A expenses was primarily attributable to the growth of the shoreside support team related to the Company’s on-going newbuild program and expanding international operations.
Depreciation and Amortization. Depreciation and amortization expense was $27.5 million for the second quarter of 2014, or $6.6 million higher than the prior-year quarter. Depreciation was $2.9 million higher due to the contribution of seven newbuild OSVs that were placed in-service on various dates since June 2013, as well as the higher cost basis of six upgraded vessels redelivered to the Company under its 200 class OSV retrofit program. The increase in amortization expense is primarily due to incremental amortization recorded for the accelerated regulatory drydocking of seven vessels, as well as a higher per-vessel average in shipyard costs for vessel regulatory drydockings given the shift in fleet mix to a higher percentage of much larger high-spec vessels. Depreciation and amortization expense is expected to continue to increase from current levels as the vessels under the Company’s current newbuild program are placed in-service and when any newly constructed vessels undergo their initial 30-month and 60-month recertifications.
Interest Expense. Interest expense decreased $6.2 million, or 47.0%, during the second quarter of 2014 compared to the same period in 2013, primarily due to lower interest expense resulting from the November 2013 retirement of the Company’s 1.625% convertible senior notes due 2026. The Company recorded $9.0 million of capitalized construction period interest, or roughly 56% of its total interest costs, for the second quarter of 2014 compared to having capitalized $7.4 million, or roughly 36% of its total interest costs, for the year-ago quarter.
Six Months Results From Continuing Operations
Revenue from continuing operations for the first six months increased 13.8% to $307.7 million compared to $270.3 million for the same period in 2013. Operating income from continuing operations was $81.8 million, or 26.6% of revenues, for the first six months in 2014 compared to

$90.3 million, or 33.4% of revenues, for the prior-year period. Income from continuing operations for the first six months of 2014 increased $18.4 million to $42.6 million, or $1.16 per diluted share, compared to $24.2 million, or $0.66 per diluted share, for the first six months of 2013. EBITDA from continuing operations for the first half of 2014 increased 32.3% to $138.7 million compared to $104.8 million for the first half of 2013. However, the Company recorded a $25.8 million ($16.1 million after-tax or $0.44 per diluted share) loss on early extinguishment of debt during the first six months of 2013. This loss resulted from the refinancing of the Company’s 8.000% senior notes due 2017 with new 5.000% senior notes due 2021. Excluding the impact of such loss on early extinguishment of debt, EBITDA from continuing operations, income from continuing operations and diluted EPS from continuing operations for the first six months of 2013 would have been $130.6 million, $40.3 million and $1.10 per share, respectively. The year-over-year increase in revenues from continuing operations primarily resulted from the full or partial-period contribution of 13 vessels that were placed in-service under the Company’s fifth OSV newbuild program or returned to service under the Company’s 200 class OSV retrofit program since June 2013 and, to a lesser extent, an increase in revenues from the MPSV fleet. The Company’s net income for the first six months of 2013 included an aggregate $1.6 million ($1.0 million after-tax, or $0.03 per diluted share) gain on the sale of non-core assets.
Future Outlook
Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future operating results from continuing operations and certain events. These statements are forward-looking and actual results may differ materially given the volatility inherent in the Company’s industry. Other than as expressly stated, these statements do not include the potential impact of any additional future long-term contract repositioning voyages; unexpected vessel repairs or shipyard delays; or future capital transactions, such as vessel acquisitions or divestitures, business combinations, financings or the unannounced expansion of existing newbuild programs that may be commenced after the date of this disclosure. Additional cautionary information concerning forward-looking statements can be found on page 9 of this news release.
Forward Guidance for Continuing Operations
Vessel Counts. As of June 30, 2014, excluding two inactive non-core vessels and two HOSMAX OSV newbuild deliveries that occurred in July 2014, the Company’s operating fleet consisted of 56 new generation OSVs and four MPSVs. The forecasted Upstream vessel counts presented in this press release reflect the anticipated fiscal 2014 OSV and MPSV newbuild deliveries discussed below. The Company’s active Upstream fleet for fiscal years 2014 and 2015 is expected to be comprised of an average of 58.0 and 67.6 new generation OSVs, respectively. For fiscal 2014, the active new generation OSVs are comprised of an average of 27.3 “term” vessels that are currently chartered on long-term contracts and an average of 30.7 “spot” vessels that are currently operating or being offered for service under short-term charters. The Company expects to operate an average of 4.3 MPSVs in fiscal 2014 and 5.3 in fiscal 2015.
Contract Coverage. The Company’s forward contract coverage for its current and projected fleet of active new generation OSVs for the remainder of fiscal year 2014 and for fiscal 2015 is currently 61% and 25%, respectively. The Company’s forward contract coverage for its current and projected fleet of MPSVs for the remainder of fiscal year 2014 and for fiscal 2015 is currently 69% and 20%, respectively. These contract backlog percentages are based on available vessel-days for the guidance periods, not estimated revenue.
Effective Dayrates. Effective, or utilization-adjusted, new generation OSV dayrates for the Company’s projected average of 27.3 active “term” OSVs are expected to be in the $23,000 to $24,000 range for the full-year 2014. This range does not reflect the incremental impact of any revenue expected to be derived in fiscal 2014 from the Company’s “spot” OSVs. The Company does not provide annual guidance regarding the effective dayrates anticipated for its “spot” new generation OSVs or for any of its MPSVs due to the wide range of potential outcomes of its current domestic and international bidding activity for such vessels. As an example, in the second quarter of 2014, the Company’s opportunistic spot contracting strategy allowed one of its MPSVs to achieve especially strong dayrates. However, based on the recent exercise by a customer of a contractual option for that vessel at a lower, but still attractive, dayrate commensurate with a longer-term commitment, the record fleetwide average and effective MPSV dayrates achieved during the second quarter will not be repeatable during the second half of 2014. In addition, the scheduled drydocking of one MPSV in the third quarter will not allow the Company to achieve 100% MPSV utilization for that quarter, as it did in the second quarter.
Operating Expenses. Aggregate cash operating expenses are projected to be in the range of $74.0 million to $79.0 million for the third quarter of 2014, and $295.0 million to $305.0 million for the full-year 2014. This annual guidance range includes roughly $5.7 million of total out-of-pocket costs related to the conversion and repositioning of multiple vessels for international or specialty charter commitments. Through the second quarter, the Company has incurred $4.5 million of these operating costs and expects to incur $1.2 million in the third quarter. Not included in these costs is the lost revenue related to such vessels during approximately 175 days of aggregate commercial-related downtime. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for commercial-related downtime (in days) for each of the quarterly and/or annual periods presented for the fiscal years 2013, 2014, and 2015. The cash operating expense estimate above is exclusive of any additional repositioning expenses the Company may incur that are not recoverable through charter hire in connection with the potential relocation of more of its current spot vessels into international markets or back to the GoM and any customer-required cost-of-sales related to future contract fixtures that are typically recovered through higher dayrates.

G&A Expenses. General and administrative (“G&A”) expenses are expected to be in the approximate range of $15.0 million to $16.0 million for the third quarter of 2014, and $59.0 million to $62.0 million for the full-year 2014, commensurate with the Company’s pending fleet growth and expanding international operations. The Company expects to remain within its historical range of G&A-to-revenue margins, as well as those of its public OSV peer group.
Other Financial Data. Projected quarterly depreciation, amortization, net interest expense, cash income taxes, cash interest expense and weighted-average diluted shares outstanding for the third quarter of 2014 are $18.3 million, $11.0 million, $8.9 million, $1.7 million, $13.9 million and 37.0 million, respectively. Guidance for depreciation, amortization, net interest expense, cash income taxes and cash interest expense for each of the remaining quarters of fiscal 2014 and for the full-year 2015 is provided on page 13 of this press release. The Company’s annual effective tax rate is expected to be in the range of 36.0% to 38.0% for fiscal years 2014 and 2015.
Capital Expenditures Outlook
Update on OSV Newbuild Program #5. The Company’s fifth OSV newbuild program consists of four 300 class OSVs, five 310 class OSVs, ten 320 class OSVs and five 310 class MPSVs. As of July 30, 2014, the Company has placed nine vessels in-service under this program - four in 2013, two in
February 2014, one in April 2014 and two in July 2014. The 15 remaining vessels under this 24-vessel domestic newbuild program are currently expected to be delivered in accordance with the table below:

	2014		2015				2016				Total
	3Q	4Q	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q
Estimated In-Service Dates:
300 class OSVs	—	—	—	—	—	—	—	—	—	—	—
310 class OSVs	1	1	2	—	—	—	—	—	—	—	4
320 class OSVs	1	3	2	—	—	—	—	—	—	—	6
Total OSVs	2	4	4	—	—	—	—	—	—	—	10
310 class MPSVs	1	—	—	—	1	1	—	1	1	—	5
Total Newbuilds	3	4	4	—	1	1	—	1	1	—	15

The Company continues to monitor production deficiencies experienced at one of the shipyards and to employ all tools contractually available to improve progress and to ensure all possible efforts are made to meet the requirements of the contract. Production at the other two yards remains on-time or ahead of schedule on a combined basis. The full-year 2014 average vessel-delivery projections have not changed materially since last reported. Based on the updated schedule above of projected vessel in-service dates, the Company expects to own and operate 64 and 68 new generation OSVs as of December 31, 2014 and 2015, respectively.

These vessel additions result in a projected average new generation OSV fleet complement of 58.0, 67.6 and 68.0 vessels for the fiscal years 2014, 2015 and 2016, respectively. Based on the updated schedule above of projected vessel in-service dates, the Company now expects to own and operate five, seven, and nine MPSVs as of December 31, 2014, 2015, and 2016, respectively. These vessel additions result in a projected average MPSV fleet complement of 4.3, 5.3, 7.8 and 9.0 vessels for the fiscal years 2014, 2015, 2016 and 2017, respectively. The aggregate cost of the Company’s fifth OSV newbuild program, excluding construction period interest, is expected to be approximately $1.25 billion, of which $383.5 million, $124.2 million and $25.8 million are expected to be incurred in fiscal years 2014, 2015 and 2016, respectively. From the inception of this program through June 30, 2014, the Company has incurred $910.3 million, or 72.8%, of total expected project costs, including $87.1 million that was spent during the second quarter of 2014.
Update on Maintenance Capital Expenditures. Please refer to the attached data table on page 12 of this press release for a summary, by period and by vessel type, of historical and projected data for drydock downtime (in days) and maintenance capital expenditures for each of the quarterly and/or annual periods presented for the fiscal years 2013, 2014, and 2015. Maintenance capital expenditures, which are recurring in nature, primarily include regulatory drydocking charges incurred for the recertification of vessels and other vessel capital improvements that extend or maintain a vessel’s economic useful life. The Company expects that its maintenance capital expenditures for its Upstream fleet of vessels will be approximately $72.3 million and $30.5 million, respectively, for the full-years 2014 and 2015, respectively.
Update on Other Capital Expenditures. Please refer to the attached data tables on page 12 of this press release for a summary, by period, of historical and projected data for other capital expenditures, for each of the quarterly and/or annual periods presented for the fiscal years 2013, 2014 and 2015. Other capital expenditures, which are generally non-recurring, are comprised of the following: (i) commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment, or the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and (ii) non-vessel related capital expenditures, including costs related to the Company’s shore-based facilities, leasehold improvements and other corporate expenditures, such as information technology or office furniture and equipment. The Company expects miscellaneous incremental commercial-related vessel improvements and non-vessel capital expenditures to be approximately $33.2 million and $15.5 million, respectively, for the full-years 2014 and 2015, respectively.
Liquidity Outlook
As of June 30, 2014, the Company had a cash balance of $264.3 million and an undrawn $300 million revolving credit facility. Together with cash on-hand, the Company expects to generate sufficient cash flow from operations to cover all of its growth capital expenditures for the remaining 15 HOSMAX vessels under construction, commercial-related capital expenditures, and all of its annually recurring cash debt service, maintenance capital expenditures and cash income taxes through the completion of the newbuild program without ever having to use its currently undrawn revolving credit facility. The Company has no funded debt outstanding that matures any sooner than fiscal 2019.

Conference Call
The Company will hold a conference call to discuss its second quarter 2014 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) tomorrow, July 31, 2014. To participate in the call, dial (719) 457-1035 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time. To access it live over the Internet, please log onto the web at http://www.hornbeckoffshore.com, on the “Investors” homepage of the Company’s website at least fifteen minutes early to register, download and install any necessary audio software. Please call the Company’s investor relations firm, Dennard-Lascar, at (713) 529-6600 to be added to its e-mail distribution list for future Hornbeck Offshore news releases. An archived version of the web cast will be available shortly after the call for a period of 60 days on the “Investors” homepage of the Company’s website. Additionally, a telephonic replay will be available through August 14, 2014, and may be accessed by calling (719) 457-0820 and using the pass code 6298867#.
Attached Data Tables
The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Microsoft Excel™ format, on the “Investors” homepage of the Hornbeck Offshore website for the convenience of analysts and investors.
In addition, the Company uses its website as a means of disclosing material non-public information and for complying with disclosure obligations under SEC Regulation FD. Such disclosures will be included on the Company’s website under the heading “Investors.” Accordingly, investors should monitor that portion of the Company’s website, in addition to following the Company’s press releases, SEC filings, public conference calls and webcasts.
Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore service vessels primarily in the U.S. Gulf of Mexico and Latin America. Hornbeck Offshore currently owns a fleet of 64 vessels primarily serving the energy industry and has 15 additional high-spec Upstream vessels under construction for delivery through 2016.

Forward-Looking Statements
This Press Release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations, beliefs and projections about future events or conditions. You can generally identify forward-looking statements by the appearance in such a statement of words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “remain,” “should,” “will,” or other comparable words or the negative of such words. The accuracy of the Company’s assumptions, expectations, beliefs and projections depends on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this Press Release for a variety of reasons, including the effect of inconsistency by the United States government in the pace of issuing drilling permits and plan approvals in the GoM or other drilling regions; the Company’s inability to successfully complete its fifth OSV newbuild program on-time and on-budget, which involves the construction, conversion and integration of highly complex vessels and systems; the inability to successfully market the vessels that the Company owns, is constructing or might acquire; an oil spill or other significant event in the United States or another offshore drilling region that could have a broad impact on deepwater and other offshore energy exploration and production activities, such as the suspension of activities or significant regulatory responses; the imposition of laws or regulations that result in reduced exploration and production activities or that increase the Company’s operating costs or operating requirements; environmental litigation that impacts customer plans or projects; fewer than expected additions to the GoM active deepwater drilling rig fleet; disputes with customers; bureaucratic, administrative or operating barriers that delay vessels chartered in foreign markets from going on-hire or result in contractual penalties or deductions imposed by foreign customers; a sustained weakening of demand for the Company’s services; unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels; the impact of planned sequester of federal spending pursuant to the Budget Control Act of 2011; industry risks; reductions in capital spending budgets by customers; a material reduction of Petrobras’ announced plans for or administrative barriers to exploration and production activities in Brazil; less than expected growth in Mexican offshore activities driven by legal reform there; sustained declines in oil and natural gas prices; further increases in operating costs, such as mariner wage increases; the inability to accurately predict vessel utilization levels and dayrates; unanticipated difficulty in effectively competing in or operating in international markets; less than anticipated subsea infrastructure demand in the GoM and other markets; fewer than anticipated deepwater and ultra-deepwater drilling units operating in the GoM or other regions that the Company operates in; the level of fleet additions by the Company and its competitors that could result in over capacity in the markets in which the Company competes; economic and political risks; weather-related risks; the shortage of or the inability to attract and retain qualified personnel, including vessel personnel for active and newly constructed vessels; regulatory risks; the repeal or administrative weakening of the Jones Act or changes in the interpretation of the Jones Act related to the U.S. citizenship qualification; drydocking delays and cost overruns and related risks; vessel accidents, pollution incidents, or other events resulting in lost revenue, fines, penalties or other expenses that are unrecoverable from insurance policies or other third parties; unexpected litigation and insurance expenses; fluctuations in foreign currency valuations compared to the U.S. dollar and risks associated with expanded foreign operations, such as non-compliance with or the unanticipated effect of tax laws, customs laws, immigration laws, or other legislation that result in higher than anticipated tax rates or other costs or the inability to repatriate foreign-sourced earnings and profits. In addition, the Company’s future results may be impacted by adverse economic conditions, such as inflation, deflation, or lack of liquidity in the capital markets, that may negatively affect it or parties with whom it does business resulting in their non-payment or inability to perform obligations owed to the Company, such as the failure of customers to fulfill their contractual obligations or the failure by individual banks to provide funding under the Company’s credit agreement, if required. Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts the Company, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and its business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K as well as other filings the Company has made and will make with the Securities and Exchange Commission which, after their filing, can be found on the Company’s website www.hornbeckoffshore.com.

Regulation G Reconciliation

This Press Release also contains references to the non-GAAP financial measures of earnings, or net income, before interest, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA. The Company views EBITDA and Adjusted EBITDA primarily as liquidity measures and, therefore, believes that the GAAP financial measure most directly comparable to such measure is cash flows provided by operating activities. Reconciliations of EBITDA and Adjusted EBITDA to cash flows provided by operating activities are provided in the table below. Management’s opinion regarding the usefulness of EBITDA to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as in Note 7 to the attached data tables.

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenues	$171,099	$136,585	$137,811	$307,684	$270,337
Costs and expenses:
Operating expenses	71,405	68,581	58,701	139,986	114,995
Depreciation and amortization	27,543	29,360	20,908	56,903	40,327
General and administrative expenses	15,487	13,685	13,323	29,172	26,319
	114,435	111,626	92,932	226,061	181,641
Gain on sale of assets	92	69	1,569	161	1,569
Operating income	56,756	25,028	46,448	81,784	90,265
Other income (expense):
Loss on early extinguishment of debt	—	—	(1,457)	—	(25,776)
Interest income	283	364	668	647	1,245
Interest expense	(7,016)	(7,232)	(13,242)	(14,248)	(26,964)
Other income (expense), net [1]	40	(77)	93	(37)	(16)
	(6,693)	(6,945)	(13,938)	(13,638)	(51,511)
Income before income taxes	50,063	18,083	32,510	68,146	38,754
Income tax expense	18,838	6,729	12,244	25,567	14,560
Income from continuing operations	31,225	11,354	20,266	42,579	24,194
Income from discontinued operations, net of tax	8	412	3,564	420	5,795
Net income	$31,233	$11,766	$23,830	$42,999	$29,989
Earnings per share
Basic earnings per common share from continuing operations	$0.86	$0.32	$0.56	$1.18	$0.68
Basic earnings per common share from discontinued operations	—	0.01	0.10	0.01	0.16
Basic earnings per common share	$0.86	$0.33	$0.66	$1.19	$0.84
Diluted earnings per common share from continuing operations	$0.85	$0.31	$0.55	$1.16	$0.66
Diluted earnings per common share from discontinued operations	—	0.01	0.10	0.01	0.16
Diluted earnings per common share	$0.85	$0.32	$0.65	$1.17	$0.82
Weighted average basic shares outstanding	36,254	36,169	35,864	36,212	35,742
Weighted average diluted shares outstanding [2]	36,775	36,717	36,499	36,746	36,425

Other Operating Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Offshore Supply Vessels:
Average number of new generation OSVs [3]	56.0	54.2	50.0	55.1	50.5
Average new generation OSV fleet capacity (deadweight) [3]	167,846	157,296	126,870	162,571	127,530
Average new generation OSV capacity (deadweight)	2,997	2,901	2,538	2,949	2,526
Average new generation utilization rate [4]	85.7%	75.3%	88.3%	80.6%	87.5%
Average new generation dayrate [5]	$27,565	$26,237	$26,079	$26,958	$25,611
Effective dayrate[6]	$23,623	$19,756	$23,028	$21,728	$22,410
Balance Sheet Data (unaudited):

	As of June 30, 2014	As of December 31, 2013
Cash and cash equivalents	$264,269	$439,291
Working capital	385,676	518,959
Property, plant and equipment, net	2,332,463	2,125,374
Total assets	2,918,695	2,834,280
Total long-term debt	1,068,716	1,064,092
Stockholders’ equity	1,342,597	1,295,428

Cash Flow Data (unaudited):

	Six Months Ended
	June 30, 2014	June 30, 2013
Cash provided by operating activities	$60,722	$97,797
Cash used in investing activities	(240,434)	(237,197)
Cash provided by financing activities	2,500	186,721

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
CONTINUING OPERATIONS:
Vessel revenues	$167,742	$134,029	$136,607	$301,771	$268,044
Non-vessel revenues	3,357	2,556	1,204	5,913	2,293
Total revenues	$171,099	$136,585	$137,811	$307,684	$270,337
Operating income	$56,756	$25,028	$46,448	$81,784	$90,265
Operating margin	33.2%	18.3%	33.7%	26.6%	33.4%
Components of EBITDA [7]
Income from continuing operations	$31,225	$11,354	$20,266	$42,579	$24,194
Interest expense, net	6,733	6,868	12,574	13,601	25,719
Income tax expense	18,838	6,729	12,244	25,567	14,560
Depreciation	17,612	16,185	13,448	33,797	26,644
Amortization	9,931	13,175	7,460	23,106	13,683
EBITDA [7]	$84,339	$54,311	$65,992	$138,650	$104,800
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$1,457	$—	$25,776
Stock-based compensation expense	3,685	2,631	3,111	6,316	6,418
Interest income	283	364	668	647	1,245
Adjusted EBITDA [7]	$88,307	$57,306	$71,228	$145,613	$138,239
EBITDA [7] Reconciliation to GAAP:
EBITDA [7]	$84,339	$54,311	$65,992	$138,650	$104,800
Cash paid for deferred drydocking charges	(19,725)	(9,915)	(9,328)	(29,640)	(15,009)
Cash paid for interest	(11,390)	(13,882)	(13,667)	(25,272)	(27,932)
Cash paid for taxes	(774)	(937)	(1,372)	(1,711)	(1,925)
Changes in working capital	(32,236)	4,633	21,474	(27,603)	7,385
Stock-based compensation expense	3,685	2,631	3,111	6,316	6,418
Loss on early extinguishment of debt	—	—	1,457	—	25,776
Changes in other, net	119	(137)	(1,575)	(18)	(1,716)
Net cash provided by operating activities	$24,018	$36,704	$66,092	$60,722	$97,797
DISCONTINUED OPERATIONS:
Revenues	$—	$12	$16,512	$12	$31,502
Operating income	13	643	5,715	656	9,304
Operating margin	0.0%	nmf	34.6%	nmf	29.5%
Components of EBITDA [7]
Income from discontinued operations	$8	$412	$3,564	$420	$5,795
Interest expense, net	—	—	—	—	—
Income tax expense (benefit)	5	231	2,151	236	3,511
Depreciation	—	29	1,965	29	4,079
Amortization	—	—	1,168	—	2,501
EBITDA [7]	$13	$672	$8,848	$685	$15,886
Adjustments to EBITDA
Loss on early extinguishment of debt	$—	$—	$—	$—	$—
Stock-based compensation expense	—	—	11	—	26
Interest income	—	—	—	—	—
Adjusted EBITDA [7]	$13	$672	$8,859	$685	$15,912
EBITDA [7] Reconciliation to GAAP:
EBITDA [7]	$13	$672	$8,848	$685	$15,886
Cash paid for deferred drydocking charges	—	—	(1,964)	—	(3,717)
Cash paid for interest	—	—	—	—	—
Cash paid for taxes	—	—	—	—	—
Changes in working capital	(162)	809	(2,021)	647	(487)
Stock-based compensation expense	—	—	11	—	26
Loss on early extinguishment of debt	—	—	—	—	—
Changes in other, net	—	(655)	(30)	(655)	(30)
Net cash provided by (used in) operating activities	$(149)	$826	$4,844	$677	$11,678

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Financial Data
Capital Expenditures and Drydock Downtime Data from Continuing Operations (unaudited):

Historical Data:
	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	5.0	12.0	7.0	17.0	9.0
Commercial downtime (in days)	272	281	198	553	256
MPSVs
Number of vessels commencing drydock activities	—	1.0	—	1.0	—
Commercial downtime (in days)	—	9	—	9	—

Commercial-related Downtime[8]:
200 class OSV retrofit program
Number of vessels commencing retrofit activities	—	—	2.0	—	2.0
Commercial downtime (in days)	—	—	220	—	400

New-Generation OSVs
Number of vessels commencing commercial-related downtime	—	1.0	—	1.0	—
Commercial downtime (in days)	—	83	—	83	—

MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—

Maintenance and Other Capital Expenditures (in thousands):
Maintenance Capital Expenditures:
Deferred drydocking charges	$19,725	$9,915	$9,328	$29,640	$15,009
Other vessel capital improvements	10,335	7,149	2,144	17,484	4,471
	30,060	17,064	11,472	47,124	19,480
Other Capital Expenditures:
200 class OSV retrofit program	—	122	17,462	122	21,696
Commercial-related vessel improvements	5,631	7,385	1,554	13,016	1,619
Non-vessel related capital expenditures	639	556	2,459	1,195	2,938
	6,270	8,063	21,475	14,333	26,253
	$36,330	$25,127	$32,947	$61,457	$45,733
Growth Capital Expenditures (in thousands):
OSV newbuild program #5	$87,073	$106,680	$130,346	$193,753	$212,921

Forecasted Data [9]:
	1Q 2014A	2Q 2014A	3Q 2014E	4Q 2014E	2014E	2015E
Drydock Downtime:
New-Generation OSVs
Number of vessels commencing drydock activities	12.0	5.0	2.0	1.0	20.0	15.0
Commercial downtime (in days)	281	272	49	22	624	409
MPSVs
Number of vessels commencing drydock activities	1.0	—	1.0	—	2.0	—
Commercial downtime (in days)	9	—	24	—	33	—

Commercial-related Downtime[8]:
New-Generation OSVs
Number of vessels commencing commercial-related downtime	1.0	—	—	1.0	2.0	—
Commercial downtime (in days)	83	—	—	92	175	48

MPSVs
Number of vessels commencing commercial-related downtime	—	—	—	—	—	—
Commercial downtime (in days)	—	—	—	—	—	—

Maintenance and Other Capital Expenditures (in millions):
Maintenance Capital Expenditures:
Deferred drydocking charges	$9.9	$19.7	$12.2	$6.0	$47.8	$28.0
Other vessel capital improvements	7.1	10.4	4.9	2.1	24.5	2.5
	17.0	30.1	17.1	8.1	72.3	30.5
Other Capital Expenditures:
200 class OSV retrofit program	0.1	—	—	—	0.1	—
Commercial-related vessel improvements	7.4	5.6	7.9	5.6	26.5	11.5
Non-vessel related capital expenditures	0.6	0.6	1.9	3.5	6.6	4.0
	8.1	6.2	9.8	9.1	33.2	15.5
	$25.1	$36.3	$26.9	$17.2	$105.5	$46.0
Growth Capital Expenditures (in millions):
OSV newbuild program #5	$106.7	$87.1	$111.4	$78.3	$383.5	$124.2

Hornbeck Offshore Services, Inc. and Subsidiaries
Unaudited Other Fleet and Financial Data
(in millions, except Average Vessels, Contract Backlog and Tax Rate)
Forward Guidance of Selected Data from Continuing Operations (unaudited):

	3Q 2014E Avg Vessels	3Q 2014E Contract Backlog	Full-Year 2014E Avg Vessels	2H 2014E Contract Backlog	Full-Year 2015E Avg Vessels	Full-Year 2015E Contract Backlog
Fleet Data (as of 30-Jul-2014):
Upstream
New generation OSVs - Term [10]	30.7	100%	27.3	100%	17.3	97%
New generation OSVs - Spot [11]	28.1	42%	30.7	24%	50.3	0%
New generation OSVs - Total	58.8	72%	58.0	61%	67.6	25%
New generation MPSVs	4.2	89%	4.3	69%	5.3	20%
Total Upstream	63.0		62.3		72.9

	3Q 2014E Range		Full-Year 2014E Range
Cost Data:	Low [12]	High [12]	Low [12]	High [12]

Operating expenses	$74.0	$79.0	$295.0	$305.0
General and administrative expenses	$15.0	$16.0	$59.0	$62.0

	1Q 2014A	2Q 2014A	3Q 2014E	4Q 2014E	2014E	2015E
Other Financial Data:
Depreciation	$16.2	$17.6	$18.3	$20.2	$72.3	$88.0
Amortization	13.2	9.9	11.0	10.5	44.6	35.8
Interest expense, net:
Interest expense	$13.7	$13.7	$13.7	$13.7	$54.8	$54.4
Incremental non-cash OID interest expense [13]	2.3	2.3	2.4	2.4	9.4	9.9
Capitalized interest	(8.7)	(9.0)	(7.0)	(5.6)	(30.3)	(13.8)
Interest income	(0.4)	(0.3)	(0.2)	(0.1)	(1.0)	(1.0)
Total interest expense, net	$6.9	$6.7	$8.9	$10.4	$32.9	$49.5

Income tax rate	37.2%	37.6%	37.5%	37.5%	37.5%	37.0%
Cash income taxes	$0.9	$0.8	$1.7	$1.0	$4.4	$9.8
Cash interest expense	13.9	11.4	13.9	11.4	50.6	50.6
Weighted average diluted shares outstanding [14]	36.7	36.8	37.0	37.0	37.0	37.3

[1]	Represents other income and expenses, including equity in income from investments and foreign currency transaction gains or losses.

[2]
For the three and six months ended June 30, 2014 and 2013 and the three months ended March 31, 2014, the Company had no anti-dilutive stock options. As of June 30, 2014, March 31, 2014, and June 30, 2013, the 1.500% convertible senior notes were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $68.53 for such notes. As of June 30, 2013, the 1.625% convertible senior notes retired in November 2013 were not dilutive, as the average price of the Company’s stock was less than the effective conversion price of $62.59 for such notes.

[3]
The Company owned 56 new generation OSVs as of June 30, 2014, and placed in service two HOSMAX newbuild OSVs in July 2014. Excluded from this data is one stacked conventional OSV that the Company considers to be a non-core asset. Also excluded from this data are four MPSVs owned and operated by the Company.

[4]	Average utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[5]
Average new generation OSV dayrates represent average revenue per day, which includes charter hire, crewing services, and net brokerage revenues, based on the number of days during the period that the OSVs generated revenues.

[6]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[7]	Non-GAAP Financial Measure
The Company discloses and discusses EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the Securities and Exchange Commission. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation and amortization. The Company’s measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than the Company, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.
EBITDA is also a financial metric used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges and incur additional indebtedness.
In addition, the Company also makes certain adjustments, as applicable, to EBITDA for losses on early extinguishment of debt, stock-based compensation expense and interest income, or Adjusted EBITDA, to compute ratios used in certain financial covenants of its credit agreements with various lenders and bond investors. The Company believes that these ratios are material components of such financial covenants and failure to comply with such covenants could result in the acceleration of indebtedness or the imposition of restrictions on the Company’s financial flexibility.
Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace the Company’s existing vessels as a result of normal wear and tear,

•
EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that the Company has incurred in acquiring and constructing its vessels,

•	EBITDA does not reflect the deferred income taxes that the Company will eventually have to pay once it is no longer in an overall tax net operating loss position, as applicable, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement the Company’s GAAP results.

[8]
Commercial-related Downtime results from commercial-related vessel improvements, such as the addition of cranes, ROVs, helidecks, living quarters and other specialized vessel equipment; the modification of vessel capacities or capabilities, such as DP upgrades and mid-body extensions, which costs are typically included in and offset, in whole or in part, by higher dayrates charged to customers; and the speculative relocation of vessels from one geographic market to another.

[9]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, as applicable.

[10]
As of July 30, 2014, the Company’s active fleet of 31 new generation OSVs that were committed to “term” contracts (time charters of one year or longer in duration at inception) was comprised of the following fleet mix: eight 200 class OSVs, nineteen 240 class OSVs and four 300 class OSVs.

[11]
As of July 30, 2014, the Company’s active fleet of 27 new generation OSVs that were available for “spot” contracts (time charters of less than one year in duration at inception) or additional “term” contracts was comprised of the following fleet mix: five 200 class OSVs, twelve 240 class OSVs, four 265 class OSVs and six 300 class OSVs.

[12]
The “low” and “high” ends of the guidance ranges set forth in this table are not intended to cover unexpected variations from currently anticipated market conditions. These ranges provide only a reasonable deviation from the conditions that are expected to occur.

[13]	Represents incremental imputed non-cash OID interest expense required by accounting standards pertaining to the Company’s 1.500% convertible senior notes due 2019.

[14]
Projected weighted-average diluted shares do not reflect any potential dilution resulting from the Company’s 1.500% convertible senior notes. Warrants related to the Company’s 1.500% convertible senior notes become dilutive when the average price of the Company’s stock exceeds the effective conversion price for such notes of $68.53.

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